Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL REPORTS FIRST QUARTER OPERATING INCOME OF $137 MILLION, OR $1.24 PER DILUTED COMMON SHARE

For the first quarter of 2014, company reports:

•	Annualized return on average common equity of 10.6%

•	Annualized operating return on average common equity of 10.6%

•	Growth in diluted book value per common share of 3% to $47.13

Pembroke, Bermuda, April 29, 2014 - AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported net income available to common shareholders for the three months ended March 31, 2014, of $137 million, or $1.24 per diluted common share, compared with $303 million, or $2.55 per diluted common share, for the corresponding period of 2013.

Operating income1 for the first quarter of 2014 was $137 million, or $1.24 per diluted common share, compared with $227 million, or $1.92 per diluted common share, for the first quarter of 2013.

1 Operating income and operating return on average common equity are “non-GAAP financial measures” as defined in Regulation G. A reconciliation of operating income to net income available to common shareholders (the nearest GAAP financial measure) and the calculation of operating return on average common equity are provided in this release, as is a discussion of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

First Quarter Highlights2

•	Gross premiums written increased 4% to $1.8 billion, with growth of 1% in our insurance segment and 6% in our reinsurance segment;

•	Net premiums written increased 6% to $1.7 billion;

•	Net premiums earned increased 8% to $946 million;

•	Combined ratio of 91.9%, compared to 83.0%;

•	Current accident year loss ratio of 62.1%, compared to 56.4%;

•	No significant natural catastrophe and weather-related losses;

•	Net favorable prior year reserve development of $43 million (benefiting the combined ratio by 4.6 points), compared to $54 million (benefiting the combined ratio by 6.2 points);

•	Net investment income of $83 million, compared to $109 million;

•	Pre-tax total return on cash and investments of 1.1%, compared to 0.7%;

•	Net income available to common shareholders of $137 million and annualized return on average common equity of 10.6%, compared to $303 million and 22.7%;

•	Operating income of $137 million, representing an annualized operating return on average common equity of 10.6%, compared to $227 million and 17.1%;

•	Net cash flows from operations of $151 million, compared to $221 million;

•	Share repurchases during the quarter totaling $179 million;

•	Diluted book value per common share of $47.13, a 3% increase during the quarter and a 6% increase over the last 12 months; and

•	The issuance of $250 million of 2.65% senior unsecured notes due in 2019 and $250 million of 5.15% senior unsecured notes which are due in 2045.

2 All comparisons are with the same period of the prior year, unless otherwise stated.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Commenting on the first quarter 2014 financial results, Albert Benchimol, President and CEO of AXIS Capital said "AXIS reported first quarter operating income of $1.24 per share and operating ROE of 10.6%. We ended the quarter with diluted book value per share of $47.13, an increase of 3% over the quarter.  In addition, we returned to shareholders over $200 million through share repurchases and dividends.

This year’s quarter was impacted by lower investment income from alternative investments and higher property losses in the insurance segment.

While market conditions have weakened a little, there remain many opportunities for profitable business across our core book.  We also continue to have success in developing and nurturing new business initiatives. We completed a successful first season of coverage in our Weather & Commodities business, and we recently brought on a new Healthcare Professional Liability team. Our strategy of growing and diversifying our consolidated portfolio is delivering highly satisfactory results.”

Segment Highlights

Insurance Segment

Our insurance segment reported gross premiums written of $602 million in the quarter ended March 31, 2014, up $5 million, or 1%, from the first quarter of 2013. The liability and credit and political risk lines of business were the biggest drivers of the increase which were partially offset by a decrease in the property lines. Improvements in the U.S. casualty markets continued to benefit our liability lines. Credit and political risk growth reflects new business written during the quarter. The decrease in the property lines was primarily driven by timing differences in renewals of certain contracts.

Net premiums written were $457 million, an increase of 6% for the current quarter compared to the first quarter of 2013. Growth rates exceeded those for gross premiums written primarily due to reductions in certain of our ceded reinsurance programs during 2013. Net premiums earned were $449 million, an increase of 12% over the comparative quarter in 2013 and reflect the growth in the professional, accident and health and liability lines in recent periods, as well as the positive impact of the reductions in the ceded reinsurance programs.

Our insurance segment reported underwriting income of $17 million for the current quarter, compared to $41 million for the first quarter of 2013. The current quarter’s underwriting result reflected a combined ratio of 96.3%, compared with 89.9% in the prior year quarter. The segment’s current accident year loss

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

ratio increased from 55.5% in the first quarter of 2013 to 64.8% this quarter. This increase was driven primarily by property classes, which were impacted, among other factors, by a higher level of mid-size and attritional losses during the quarter.  In addition, the current accident year loss ratio was impacted by the higher underlying loss ratio for professional U.S. D&O classes established in Q4 2013 for business written in 2013 which continues to earn into calendar year 2014. A change in the business mix also contributed to the quarter over quarter increase although to a lesser extent. Net favorable prior year reserve development was $12 million, or 2.6 points, this quarter compared with $6 million, or 1.4 points, in the first quarter of 2013.

Reinsurance Segment

Our reinsurance segment reported gross premiums written of $1.2 billion in the first quarter, up $70 million, or 6%, from the first quarter of 2013. The increase in the gross premiums written was primarily due to a number of treaties written on a multi-year basis, specifically in the property, catastrophe and motor lines. After adjusting for the portions of the written premium that related to future underwriting years, premiums written in the first quarter of 2014 were comparable to the premiums written in the same period of 2013. Increases were noted in the motor lines reflecting growth in our European business written on a proportional basis and agriculture lines reflecting differences in the timing of certain renewals and our continuing initiatives to grow this line of business. This growth was offset by decreases in our professional, property and catastrophe lines primarily due to higher cedant retentions, treaty restructurings and non-renewals. Net premiums earned increased 5% to $497 million, primarily reflecting growth in the business written in prior periods in the professional, motor and agriculture lines.

Our reinsurance segment reported underwriting income of $92 million for the current quarter, compared to $130 million for the first quarter of 2013. The segment’s combined ratio increased to 82.1% for the current quarter, compared to 72.5% in the first quarter of 2013. This included an increase in the current accident year loss ratio from 57.2% in the first quarter of 2013 to 59.7% this quarter, primarily attributed to changes in the business mix. Net favorable prior year reserve development was $32 million, or 6.4 points, this quarter compared with $49 million, or 10.4 points, in the first quarter of 2013.

The acquisition cost ratio increased from 18.7% in the first quarter of 2013, to 21.5% in the current quarter. Adjustments related to loss-sensitive features in reinsurance contracts reduced the segment's acquisition cost ratio in the first quarter of 2013, however these had a lesser impact on the first quarter of 2014.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Investments

Net investment income of $83 million for the quarter represents a $26 million decrease from the first quarter of 2013, and a $31 million decrease from the fourth quarter of 2013, with the variances primarily driven by changes in the fair value of our alternative investments ("other investments"). These investments generated $17 million of income in the current quarter, compared to income of $43 million in the first quarter of 2013 and income of $41 million in the fourth quarter of 2013.

Net realized investment gains for the quarter were $11 million, compared to $44 million in the first quarter of 2013 and $20 million in the fourth quarter of 2013.

Capitalization / Shareholders’ Equity

Our total capital3 at March 31, 2014 was $7.3 billion, including $1.5 billion of senior notes and $0.6 billion of preferred equity, comparable to $6.8 billion at December 31, 2013. The increase was primarily attributable to the issuance, during the first quarter of 2014, of $250 million of 2.65% senior unsecured notes which are due for repayment in 2019, and $250 million of 5.15% senior unsecured notes which are due in 2045. The net proceeds from these offerings are expected to be used towards the repayment of the $500 million of our 5.75% senior unsecured notes which mature on December 1, 2014.

Diluted book value per common share, calculated on a treasury stock basis, increased by $1.33, or 3%, to $47.13 in the current quarter with the increase primarily driven by our operating income. Over the past twelve months, diluted book value per common share increased by $2.46, or 6% with growth driven by operating income which was partially offset by the decline in the fair value of our available-for-sale fixed maturity portfolio, following an upward shift in sovereign yield curves, and the payment of dividends.

During the quarter we repurchased 4.0 million common shares at an average price of $44.27 per share, for a total cost of $179 million. At April 29, 2014, we had $550 million of remaining authorization under our Board-authorized share repurchase program for common share repurchases through December 31, 2015.

3 Total capital represents the sum of total shareholders' equity attributable to AXIS Capital and our senior notes.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Conference Call

We will host a conference call on Wednesday, April 30, 2014 at 10:00 AM (Eastern) to discuss the first quarter financial results and related matters. The teleconference can be accessed by dialing (888) 317-6003 (U.S. callers) or (412) 317-6061 (international callers) approximately ten minutes in advance of the call and entering the code 5-0-2-7-9-4-4. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com. A replay of the teleconference will be available for three weeks by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the code 1-0-0-4-2-4-4-4. The webcast will be archived in the Investor Information section of our website.

In addition, a financial supplement relating to our financial results for the quarter ended March 31, 2014 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity attributable to AXIS Capital at March 31, 2014 of $5.8 billion and locations in Bermuda, the United States, Europe, Singapore, Canada, Australia and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2014 (UNAUDITED) AND DECEMBER 31, 2013

	2014	2013

	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$12,095,839	$11,986,327
Equity securities, available for sale, at fair value	708,412	701,987
Other investments, at fair value	1,005,762	1,045,810
Short-term investments, at fair value and amortized cost	296,800	46,212
Total investments	14,106,813	13,780,336
Cash and cash equivalents	1,205,754	923,326
Restricted cash and cash equivalents	88,955	64,550
Accrued interest receivable	89,536	97,132
Insurance and reinsurance premium balances receivable	2,292,954	1,688,957
Reinsurance recoverable on unpaid and paid losses	1,912,840	1,929,988
Deferred acquisition costs	634,413	456,122
Prepaid reinsurance premiums	299,994	330,261
Receivable for investments sold	1,972	1,199
Goodwill and intangible assets	90,350	89,528
Other assets	274,053	273,385
Total assets	$20,997,634	$19,634,784

Liabilities
Reserve for losses and loss expenses	$9,667,841	$9,582,140
Unearned premiums	3,372,166	2,683,849
Insurance and reinsurance balances payable	207,909	234,412
Senior notes	1,490,198	995,855
Payable for investments purchased	162,747	21,744
Other liabilities	218,502	248,822
Total liabilities	15,119,363	13,766,822

Shareholders' equity
Preferred shares	627,843	627,843
Common shares	2,188	2,174
Additional paid-in capital	2,247,102	2,240,125
Accumulated other comprehensive income	182,254	117,825
Retained earnings	5,170,948	5,062,706
Treasury shares, at cost	(2,403,286)	(2,232,711)
Total shareholders' equity attributable to AXIS Capital	5,827,049	5,817,962
Noncontrolling interests	51,222	50,000
Total shareholders' equity	5,878,271	5,867,962
Total liabilities and shareholders' equity	$20,997,634	$19,634,784

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013

	Three months ended
	2014	2013

	(in thousands, except per share amounts)
Revenues
Net premiums earned	$945,949	$874,039
Net investment income	82,744	108,908
Net realized investment gains	10,620	44,478
Other insurance related income	3,082	595
Total revenues	1,042,395	1,028,020

Expenses
Net losses and loss expenses	544,207	438,414
Acquisition costs	172,036	145,491
General and administrative expenses	152,729	141,475
Foreign exchange losses (gains)	4,233	(34,882)
Interest expense and financing costs	16,594	15,834
Total expenses	889,799	706,332

Income before income taxes	152,596	321,688
Income tax expense	4,125	10,131
Net income	148,471	311,557
Net income attributable to noncontrolling interests	1,222	—
Net income attributable to AXIS Capital	147,249	311,557
Preferred shares dividends	10,022	8,741
Net income available to common shareholders	$137,227	$302,816

Per share data
Net income per common share:
Basic net income	$1.26	$2.59
Diluted net income	$1.24	$2.55
Weighted average number of common shares outstanding - basic	109,053	117,022
Weighted average number of common shares outstanding - diluted	110,391	118,658
Cash dividends declared per common share	$0.27	$0.25

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013

	2014			2013
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$601,721	$1,219,678	$1,821,399	$596,715	$1,149,768	$1,746,483
Net premiums written	456,692	1,207,892	1,664,584	432,681	1,137,759	1,570,440
Net premiums earned	449,214	496,735	945,949	401,880	472,159	874,039
Other insurance related income	—	3,082	3,082	595	—	595
Net losses and loss expenses	(279,423)	(264,784)	(544,207)	(217,336)	(221,078)	(438,414)
Acquisition costs	(65,057)	(106,979)	(172,036)	(57,261)	(88,230)	(145,491)
Underwriting-related general and
administrative expenses(4)	(87,946)	(36,076)	(124,022)	(86,889)	(33,041)	(119,930)
Underwriting income (4)	$16,788	$91,978	108,766	$40,989	$129,810	170,799

Corporate expenses			(28,707)			(21,545)
Net investment income			82,744			108,908
Net realized investment gains			10,620			44,478
Foreign exchange (losses) gains			(4,233)			34,882
Interest expense and financing costs			(16,594)			(15,834)
Income before income taxes			$152,596			$321,688

Net loss and loss expense ratio	62.2%	53.3%	57.5%	54.1%	46.8%	50.2%
Acquisition cost ratio	14.5%	21.5%	18.2%	14.2%	18.7%	16.6%
General and administrative
expense ratio	19.6%	7.3%	16.2%	21.6%	7.0%	16.2%
Combined ratio	96.3%	82.1%	91.9%	89.9%	72.5%	83.0%

4Underwriting-related general and administrative expenses and consolidated underwriting income are "non-GAAP financial measures", as defined in SEC Regulation G. Reconciliations of these amounts to the nearest GAAP financial measures (total general and administrative expenses and income before income taxes, respectively) are provided in this release, as are discussions of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURE RECONCILIATION (UNAUDITED)
OPERATING INCOME, OPERATING RETURN ON AVERAGE COMMON EQUITY
AND UNDERWRITING-RELATED GENERAL AND ADMINISTRATIVE EXPENSES
FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013

	Three months ended
	2014	2013

	(in thousands, except per share amounts)

Net income available to common shareholders	$137,227	$302,816
Net realized investment gains, net of tax(1)	(4,299)	(41,071)
Foreign exchange losses (gains), net of tax(2)	4,141	(34,253)
Operating income	$137,069	$227,492

Earnings per common share - diluted	$1.24	$2.55
Net realized investment gains, net of tax	(0.04)	(0.34)
Foreign exchange losses (gains), net of tax	0.04	(0.29)
Operating income per common share - diluted	$1.24	$1.92

Weighted average common shares and common share
equivalents - diluted	110,391	118,658

Average common shareholders' equity	$5,194,663	$5,331,753

Annualized return on average common equity	10.6%	22.7%

Annualized operating return on average common equity	10.6%	17.1%

(1)
Tax cost of $6,321 and $3,407 for the three months ended March 31, 2014 and 2013, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.

(2)
Tax benefit (cost) of $92 and ($629) for the three months ended March 31, 2014 and 2013, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.

In addition to underwriting-related general and administrative expenses, our total general and administrative expenses of $152,729 and $141,475 for the three months ended March 31, 2014 and 2013, respectively, include corporate expenses.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence and magnitude of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital, and credit market conditions, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions, (6) the failure of our cedants to adequately evaluate risks, (7) inability to obtain additional capital on favorable terms, or at all, (8) the loss of one or more key executives, (9) a decline in our ratings with rating agencies, (10) the loss of business provided to us by our major brokers, (11) changes in accounting policies or practices, (12) the use of industry catastrophe models and changes to these models, (13) changes in governmental regulations, (14) increased competition, (15) changes in the political environment of certain countries in which we operate or underwrite business, (16) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (17) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Non-GAAP Financial Measures

In this release, we present operating income, consolidated underwriting income and underwriting-related general and administrative expenses, which are “non-GAAP financial measures” as defined in Regulation G.

Operating income represents after-tax operational results without consideration of after-tax net realized investment gains (losses) and foreign exchange losses (gains). We also present diluted operating earnings per share and operating return on average common equity ("operating ROACE"), which are derived from the non-GAAP operating income measure. Reconciliations of operating income, diluted operating earnings per share and operating ROACE to the nearest GAAP financial measures (based on net income available to common shareholders) are included above.

Consolidated underwriting income is a pre-tax measure of underwriting profitability that takes into account net premiums earned and other insurance related income as revenues and net losses and loss expenses, acquisition costs and underwriting-related general and administrative costs as expenses. Underwriting-related general and administrative expenses include those general and administrative expenses that are incremental and/or directly attributable to our individual underwriting operations. While these measures are presented in the Segment Information footnote to our Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. A reconciliation of consolidated underwriting income to income before income taxes (the nearest GAAP financial measure) is included in the 'Consolidated Segmental Data' section of this release. Our total general and administrative expenses (the nearest GAAP financial measure to underwriting-related general and administrative expenses) also includes corporate expenses; the two components are separately presented in the 'Consolidated Segmental Data' section of this release.

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This includes the presentation of “operating income” (in total and on a per share basis), “annualized operating ROACE” (which is based on the “operating income” measure) and "consolidated underwriting income", which incorporates "underwriting-related general and administrative expenses".

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Operating Income

Although the investment of premiums to generate income and realized investment gains (or losses) is an integral part of our operations, the determination to realize investment gains (or losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (or losses) is somewhat opportunistic for many companies.

Foreign exchange losses (gains) in our Consolidated Statements of Operations are primarily driven by the impact of foreign exchange rate movements on net insurance-related liabilities. However, this movement is only one element of the overall impact of foreign exchange rate fluctuations on our financial position. In addition, we recognize unrealized foreign exchange losses (gains) on our available-for-sale investments in other comprehensive income and foreign exchange losses (gains) realized upon the sale of these investments in net realized investment gains (or losses). These unrealized and realized foreign exchange movements generally offset a large portion of the foreign exchange losses (gains) reported separately in earnings, thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As such, the Statement of Operations foreign exchange losses (gains) in isolation are not a fair representation of the performance of our business.

In this regard, certain users of our financial statements evaluate earnings excluding after-tax net realized investment gains (losses) and foreign exchange losses (gains) to understand the profitability of recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains (losses) and foreign exchange losses (gains) reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Consolidated Underwriting Income/Underwriting-Related General and Administrative Expenses

Corporate expenses include holding company costs necessary to support our worldwide (re)insurance operations and costs associated with operating as a publicly-traded company. As these costs are not incremental and/or directly attributable to our individual underwriting operations, we exclude them from underwriting-related general and administrative expenses and, therefore, consolidated underwriting income. Interest expense and financing costs primarily relate to interest payable on our senior notes and are excluded from consolidated underwriting income for the same reason.

We evaluate our underwriting results separately from the performance of our investment portfolio. As such, we believe it appropriate to exclude net investment income and net realized investment gains (losses) from our underwriting profitability measure.

As noted above, foreign exchange losses (gains) in our Consolidated Statement of Operations primarily relate to our net insurance-related liabilities. However, we manage our investment portfolio in such a way that unrealized and realized foreign exchange rate gains (losses) on our investment portfolio generally offset a large portion of the foreign exchange losses (gains) arising from our underwriting portfolio. As a result, we believe that foreign exchange losses (gains) are not a meaningful contributor to our underwriting performance and, therefore, exclude them from consolidated underwriting income.

We believe that presentation of underwriting-related general and administrative expenses and consolidated underwriting income provides investors with an enhanced understanding of our results of operations, by highlighting the underlying pre-tax profitability of our underwriting activities.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com